Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Tel: 650.845.7712

Email: denisesb@telik.com

TELIK ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

Palo Alto, CA, May 16, 2011 - Telik, Inc. (Nasdaq: TELK) today reported financial results for the first quarter ended March 31, 2011. The net loss for the quarter ended March 31, 2011 was $3.7 million, or $0.07 per share, compared with a net loss of $5.3 million, or $0.10 per share, for the same period in 2010.

Total research and development expenses (R&D) in the first quarter of 2011 were $1.7 million, compared to $2.8 million for the same period in 2010. The decrease in R&D expenses was primarily due to lower headcount and related costs, lower clinical development expenditures and lower facility allocation cost as a result of the relocation of our corporate offices in the fourth quarter of 2010.

Total general and administrative expenses (G&A) in the first quarter of 2011 were $2.0 million, compared to $2.6 million for the same period in 2010. The decrease in G&A expenses was primarily due to lower stock-based compensation expense, lower headcount and lower facility allocation cost.

The company anticipates its 2011 net cash utilization to be in the range of $14.0 million to $15.0 million, with total operating expenses in the range of $13.0 million to $15.0 million of which approximately 53% is expected to be R&D expense and 47% G&A expense.

As of March 31, 2011, cash, cash equivalents, restricted cash and investments totaled $20.2 million, compared with $24.1 million for the quarter ended December 31, 2010.

Telik continues to focus on advancing the clinical development of TELINTRA® for Myelodysplastic Syndrome (MDS) and other blood disorders. Ongoing clinical trials for TELINTRA include a Phase 1 multicenter, dose escalation study in combination with lenalidomide (Revlimid®) in patients with low to intermediate-1 risk MDS and a Phase 2 randomized parallel-group, multicenter study for the treatment of Severe Chronic Idiopathic Neutropenia (SCN). Telik anticipates release of data for the Phase 1 combination with Revlimid® study in patients with low to intermediate-1 risk MDS later this year.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the anticipated 2011 net cash utilization and operating expenses, and future development of TELINTRA and TELCYTA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if clinical trials of TELCYTA or TELINTRA are delayed or unsuccessful, Telik’s business would suffer; Telik’s business would be adversely affected if it is unable to secure partners or raise funding for the continued development of its product candidates; if Telik’s competitors develop and market products that are more effective than its product candidates, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated; and if Telik does not obtain regulatory approval to market products in the U.S. and foreign countries, Telik will not be permitted to commercialize these product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including factors descried in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2010. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

###

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Operating costs and expenses:
Research and development	$1,694	$2,825
General and administrative	1,994	2,558
Total operating costs and expenses	3,688	5,383

Loss from operations	(3,688)	(5,383)

Interest and other income (expense), net	14	56

Net loss	$(3,674)	$(5,327)

Basic and diluted net loss per share	$(0.07)	$(0.10)

Weighted average shares used to calculate basic and diluted net loss per share	53,690	53,465

Selected Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2011	December 31, 2010
Cash, cash equivalents, investments and restricted investments	$20,210	$24,064
Total assets	21,154	25,029
Stockholders’ equity	15,245	18,369

3